Exhibit 3.2

Amendment to Seventh Amended and Restated Bylaws of Penn Virginia Corporation

This Amendment to the Seventh Amended and Restated Bylaws (the “Bylaws”) of Penn Virginia Corporation, a Virginia corporation (the “Corporation”), was approved and adopted by the Board of Directors of the Corporation in accordance with Article 8 of the Bylaws, and is effective as of October 14, 2021 (the “Effective Date”).

1. As of the Effective Date, all references in the Bylaws to “Penn Virginia Corporation” are hereby replaced with the words “Ranger Oil Corporation.”